Exhibit 99.1

CannaVest Corp. Acquires CanX, Inc. and its subsidiary Canabine, LLC; Announces Name Change and Appointment of New Director

LAS VEGAS, NV, January 4, 2016 /PRNewswire/ -- CannaVest Corp. (OTCBB: CANV) today announced that it has acquired CanX, Inc. and its wholly-owned subsidiary, Canabine, LLC. CanX and Canabine have commenced efforts to develop synthetically-formulated cannabidiol for use in drug development activities, and particularly to pursue approval of the U.S. Food and Drug Administration (FDA) for drugs with specific indications utilizing cannabidiol as the active pharmaceutical ingredient. CannaVest has acquired all of CanX’s rights and assets in connection with such development activities, and intends to aggressively pursue drug development as its primary business.

In connection with the acquisition, CannaVest has filed an amendment to its Certificate of Incorporation to change its name to “CV Sciences, Inc.” and will request FINRA’s approval of the name change and change of its ticker symbol to “CVSS.”

Also in connection with the acquisition, James A. McNulty, CPA, has been appointed to CannaVest’s Board of Directors, and will serve as Chairman of the Audit Committee. Mr. McNulty is a former shareholder of CanX, and has extensive experience serving in a management capacity for publicly-traded biotechnology and health care related companies, including BioDelivery Sciences International, Inc. (NASDAQ: BDSI), Hedgepath Pharmaceuticals, Inc. (OTC: HPPI), Accentia Biopharmaceuticals, Inc. (OTC: ABPI), and Biovest International, Inc. (OTC: BVTI), as well as other privately held companies including Hopkins Capital Group.

“CannaVest is excited to announce the completion of this acquisition,” stated Michael Mona, Jr., chairman and chief executive officer of CannaVest. “CanX has achieved promising pre-clinical results in the development of cannabinoid medicines for treatment of a range of medical conditions. This investment evolves CannaVest into a life science company with a primary focus on drug development utilizing cannabidiol as the active pharmaceutical ingredient in a portfolio of cannabinoid medicines. CannaVest will continue to be the leading producer and distributor of consumer products utilizing cannabidiol” continued Mr. Mona.

Mr. Mona continued, “This acquisition will allow us to leverage our expertise and reposition the Company to focus primarily on drug development, but also to continue our market leadership as a consumer products based company. Our repositioning and pending name change to “CV Sciences, Inc.” will provide investors with a more clear understanding of the Company’s objectives. In addition, we continue to be proactive in maximizing the effectiveness of our corporate governance, including, through expansion of our board of directors with the addition of Mr. McNulty. We anticipate further additions of independent board members in the near future.”

Pursuant to the terms of the acquisition, CannaVest paid the shareholders of CanX the aggregate sum of $250,000 in cash at closing, and will pay another $250,000 in cash upon the closing of an equity or equity-linked financing of at least $750,000. At the closing, CannaVest issued to the shareholders of CanX an aggregate of 5 million shares of its restricted common stock, and is obligated to issue further shares of restricted common stock upon the achievement of certain milestones related to CannaVest’s development of an FDA-approved drug for human consumption utilizing CBD as the active pharmaceutical ingredient. A detailed description of the terms of the acquisition and the milestones can be found in the company’s Form 8-K filed with the Securities and Exchange Commission on January 4, 2016, which contains a copy of the full text of the Agreement and Plan of Merger.

About CannaVest Corp.

CannaVest Corp. (OTCBB:CANV), located in Las Vegas, Nevada, focuses on drug development activities on products containing the hemp plant extract cannabidiol (CBD) as the active pharmaceutical ingredient, and also is engaged in the sale of CBD, and the development, marketing and sale of end consumer products containing CBD, which is refined into its own PlusCBD Oil™ brand. Additional information is available from OTCMarkets.com or by visiting http://www.CannaVest.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of CannaVest Corp. to be materially different from the statements made herein.

LEGAL DISCLOSURE

CannaVest Corp. does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA). The company does grow, sell and distribute hemp-based products and are involved with the federally legal distribution of medical marijuana-based products within certain international markets.

Corporate Contact:

CannaVest Corp.

2688 S. Rainbow Blvd., Ste. B

Las Vegas, NV 89146

Office: 866-290-2157